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                                                                    Exhibit 23.1





             Consent of Ernst & Young LLP, Independent Auditors




We consent to the reference to our firm under the caption "Experts" and to the use of our reports on Sovereign Specialty Chemicals, Inc. dated March 27, 1998, the combined reports on Laporte Construction Chemicals North America, Inc.; Evode-Tanner Industries, Inc.; and Mercer Products Company, Inc. dated November 21, 1997, and the reports on the Adhesives Systems Division of The BFGoodrich Company and Pierce & Stevens Corp. dated June 19, 1997, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-39373) of Sovereign Specialty Chemicals, Inc. for the Registration of $125,000,000 of 9 1/2% Senior Subordinated Notes due 2007.



                                                              ERNST & YOUNG LLP



Chicago, Illinois
April 3, 1998